FOR IMMEDIATE RELEASE

TORRENT ANNOUNCES NEW DRILLING PROGRAM

Seattle, Washington – September 7, 2006 – Torrent Energy Corporation (the “Company”) (OTCBB: TREN) is pleased to announce the following developments from its wholly owned operating subsidiary, Methane Energy Corp. (“Methane”) regarding its coalbed natural gas pilot production operations in Coos County, Oregon.

After the Company successfully completing a new financing of $25 million in July 2006, its subsidiary Methane has moved forward to develop plans for a follow-up drilling program in Coos County Oregon. A program of 10 to 15 new vertical wells is scheduled to commence in mid to late September. Well depths will average between 1,500 and 3,000 feet focusing on both Lower and Upper Coaledo coal prospects. Several wells will be drilled deeper than the Lower Coaledo to investigate potential water disposal zones.

Drilling permits for 15 wells have been received and well locations have been built for the first six wells. Work continues on preparing the remaining locations. Lease preparation has been contracted to LTM Incorporated of Coos Bay, Oregon. Drilling of the new wells will be done utilizing Roll’n Oilfield Services Rig #14 which is returning to Coos Bay from projects in California and Nevada. Roll’n previously drilled Methane’s wells at the Beaver Hill and Radio Hill Pilot Projects.

The scheduled work plan will consist of drilling the initial five wells, completing these wells while the next set of five wells is drilled. Joint drilling and completing operations will continue until all wells are drilled and completed in this program.

Production testing continues at both Beaver Hill #2 and Radio Hill #1 at this time. Methane has completed a water handling and disposal facility capable of handling in excess of 100 barrels of produced water per day. This short term solution utilizes the local waste treatment facility in Coos Bay and currently takes all the produced water that can be delivered on a daily basis from the wells currently on production. Testing of potential water disposal zones in the upcoming wells will commence immediately upon completion of drilling the initial two wells.

Torrent President and Chief Executive Officer, John Carlson, states “We are looking forward to putting into practice the lessons learned from our initial drilling program in 2005 and investigating the natural gas from coal prospects from numerous coal seams at shallower depths in a new area of the Coos Bay basin. We will be drilling in close proximity to the Coos County pipeline system which will provide ready access to gas markets within Coos County and the regional intrastate gas market.”

About Torrent Energy Corporation

Torrent Energy Corporation is a growing exploration company focusing on developing non-conventional natural gas reserves in the Northwestern United States. The Company’s primary objective is to create value for stakeholders by applying strong technical expertise to projects. The current focus of the Company’s Oregon subsidiary, Methane Energy Corp., is on the exploration of the Coos Bay Basin project in southwestern Oregon where the Company currently has a land portfolio that includes over 116,000 acres of prospective land. The Company’s Washington subsidiary, Cascadia Energy, is focused on two projects in southwestern Washington State where it holds substantial lease and lease option commitments. For more information please visit www.torrentenergy.com.

On behalf of the Board of Directors,

TORRENT ENERGY CORPORATION

John D. Carlson, President & CEO

D/WLM/866700.1

For more information contact:
Bruce Nurse, Corporate Communications info@torrentenergy.com 1-800-676-TREN (8736)

Safe Harbor Statement This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, that a program of 10 to 15 new vertical wells is scheduled to commence in mid to late September; that well depths will average between 1,500 and 3,000 feet focusing on both Lower and Upper Coaledo coal prospects; that several wells will be drilled deeper than the Lower Coaledo; that drilling of the new wells will be done utilizing Roll’n Oilfield Services Rig #14; that testing of potential water disposal zones will commence upon completion of drilling the initial two wells; that we expect to investigate the natural gas from coal prospects from numerous coal seams at shallower depths in a new area of the Coos Bay basin; that that we will be drilling in close proximity to the Coos County pipeline system. . It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the uncertainty of the requirements demanded by environmental agencies, the Company’s ability to raise financing for operations, inability to maintain qualified employees, consultants or proper equipment, potential delays or obstacles in drilling, spudding and interpreting data, that our plans may change based on updated data gathered from our drilling, and the likelihood that no commercial quantities of gas are found or recoverable. For more risk factors about our Company, readers should refer to risk disclosure in our recent forms 10-KSB and 10-QSB filed with the SEC on Edgar.